Exhibit 10.1

PURCHASE AGREEMENT

between

GMX RESOURCES INC.,

an Oklahoma corporation,

and

KINDER MORGAN ENDEAVOR LLC,

a Delaware limited liability company

Dated October 16, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

A.	Assignment, Bill of Sale, and Conveyance
B.	Assignment of Contract Right
C.	Contribution Agreement
D.	Gas Gathering Agreement
E.	Joint Use Agreement
F.	LLC Agreement
G.	Pipeline Easement Agreement
H.	Pipeline Operating Agreement
I.	Services Agreement

SCHEDULES

Schedule 1.1(a)	Seller’s Knowledge
Schedule 1.1(b)	Buyer’s Knowledge
Schedule 2.4	Purchase Price Allocation Statement
Schedule 4.2(b)	Qualification
Schedule 4.2(c)	Encumbrances to Ownership of Membership Interests
Schedule 4.2(d)	Options and Right to Acquire Equity
Schedule 4.5	No Conflict
Schedule 4.6	Consents and Approvals – Seller
Schedule 4.7	Permits and Permit Proceedings
Schedule 4.8(a)	Financial Statements
Schedule 4.8(b)	Exceptions to Financial Statements
Schedule 4.8(c)	Liabilities and Obligations
Schedule 4.10	Tax Matters
Schedule 4.10(i)	Tax Jurisdictions
Schedule 4.11	Compliance with Laws
Schedule 4.12(a)	Legal Proceedings
Schedule 4.12(b)	Proceedings
Schedule 4.13	Tangible Assets
Schedule 4.13(a)	Excluded Assets
Schedule 4.14(a)	Owned Real Property
Schedule 4.14(a)(ii)	Rights of Other with respect to Owned Real Property
Schedule 4.14(b)	Rights-of Way
Schedule 4.14(c)	Leased Real Property
Schedule 4.14(c)(ii)	Leased Real Property, Exceptions to Title
Schedule 4.15	Contracts
Schedule 4.16	Employee Matters
Schedule 4.17	Environmental Matters; Environmental Reports
Schedule 4.18	Insurance
Schedule 4.19	Brokerage Fees
Schedule 4.21	Transactions with Affiliates
Schedule 4.22	Intellectual Property
Schedule 4.25	Bonding
Schedule 4.27	Preferential Rights; Consents
Schedule 4.28	Imbalances
Schedule 5.6	Brokerage Fees

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is entered into on the 16th day of October, 2009, between GMX Resources Inc., an Oklahoma corporation (“Seller”), and Kinder Morgan Endeavor LLC, a Delaware limited liability company (“Buyer”).

Recitals:

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase and take assignment from Seller of, 40% of the issued and outstanding limited liability company membership interests as more particularly described in the LLC Agreement (the “Purchased Interests”) in Endeavor Gathering LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Seller will use the proceeds from the Purchase Price to pay down debt under the GMX Credit Facilities and to fund the contracting and operation of a second drilling rig for the production of natural gas from the Dedicated Acreage, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Purchase Agreement, as the same may be amended from time to time.

“Assignment, Bill of Sale and Conveyance” means the Assignment, Bill of Sale and Conveyance in substantially the form attached hereto as Exhibit “A”, dated as of the date of the Contribution Agreement between Seller, as assignor, and the Company, as assignee, as amended, supplemented or restated from time to time.

“Assignment of Contract Rights” means the Assignment of Contract Rights in substantially the form attached hereto as Exhibit “B”, dated as of the Closing Date and entered into between Endeavor Pipeline Inc., as assignor, and the Company, as assignee, as amended, supplemented or restated from time to time.

“Assumed Obligations” has the meaning given such term in the Contribution Agreement.

“Balance Sheet” has the meaning assigned to such term in Section 4.8(a).

“Balance Sheet Date” means July 31, 2009.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits or other benefits and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Business” means the natural gas gathering business and related facilities located in Harrison County and Panola County, Texas, including all pipelines, real property rights, compression, related equipment, inventory, equipment, contracts, capital or operating leases, and all other assets, in each case as transferred to the Company pursuant to the Contribution Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are required or authorized to be closed.

“Buyer” has the meaning assigned to such term in the Introductory Paragraph.

“Buyer Indemnitees” means, collectively, Buyer and its respective Affiliates, officers, directors, employees, agents, and representatives, but shall not include the Company.

“Buyer Loss” means (i) a Loss actually incurred by a Buyer Indemnitee (other than as described in clause (ii) of this definition) and (ii) Buyer’s 40% share of a Loss actually incurred by the Company.

“Buyer Parent Guaranty” means the Guaranty Agreement delivered by Kinder Morgan Energy Partners, L.P. in accordance with the LLC Agreement.

“Cash Contribution” means TWO HUNDRED THOUSAND DOLLARS ($200,000), such amount having been contributed to the Company by Seller in accordance with the Contribution Agreement.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Rig Notice” means, pursuant to the Drilling Contract, the letter from Seller to Helmerich & Payne International Drilling Co. dated September 22, 2009 instructing Helmerich & Payne to activate FlexRig #384 immediately and begin drilling operations within 30 days.

“Company” has the meaning assigned to such term in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement dated June 16, 2009 between Seller and Kinder Morgan Tejas Pipeline LLC.

“Contract” means any agreement, Lease, Permit, evidence of indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).

“Contribution” has the meaning assigned to such term in Section 2.1.

“Contribution Agreement” has the meaning assigned to such term in Section 2.1.

“Cox Act” has the meaning assigned to such term in Section 4.26.

“Dedicated Acreage” has the meaning assigned to such term in the Gathering Agreement.

“Dedicated Gas” has the meaning assigned to such term in the Gathering Agreement.

“Deductible Amount” means an amount equal to 1% of the Purchase Price.

“Direct Claim” means any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.

“Disclosure Schedule” means the disclosure schedules attached hereto of Seller or Buyer, as the case may be.

“Drilling Contract” means that certain Daywork Drilling Contract – U.S. dated June 23, 2008 related to H&P FlexRig #384 between Seller and Helmerich & Payne International Drilling Co, as amended by that certain May 7, 2009 letter from Helmerich & Payne International Drilling Co to Seller, and subsequently amended by that certain July 28, 2009 letter from Helmerich & Payne International Drilling Co to Seller, and subsequently amended by that certain September 15, 2009 letter from Helmerich & Payne International Drilling Co to Seller, and subsequently amended by that certain October 2, 2009 letter from Helmerich & Payne International Drilling Co to Seller, as may be supplemented or amended from time to time.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Environmental Laws” means any and all applicable Laws in effect as of the date of this Agreement pertaining to protection of the environment in effect in any and all jurisdictions in which the Company has conducted operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Environmental Reports” has the meaning assigned to such term in Section 4.17(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liability” shall mean any liability or obligation of the Company, the Gathering Assets or the Business that meets any of the following criteria: such liability or obligation (a) arises out of, results from or relates to events occurring or circumstances existing prior to the Closing, (b) results from the Company’s status as an Affiliate of Seller or any of Seller Affiliates other than the Company, (c) arises out of, results from or relates to the failure to obtain the consent of the applicable rail road to assign the Railroad Boring Permit(s) listed on Schedule 4.7 to the Company or (d) arises out of, results from or relates to the failure to obtain (i) the Harrison County Road Boring Permit described on Schedule 4.7 as “Under Blocker Road (CR-1319 & CR-1019)” related to the Brown unit or (ii) either of the Texas Department of Transportation Utility Permits described on Schedule 4.7 as “Under FM2625” related to the Pawnee Lateral (Jo Ann Scott) or the “Under FM31” related to the Sanders Moore 1 to 2.

“FERC” has the meaning assigned to such term in Section 4.26.

“Financial Statements” has the meaning assigned to such term in Section 4.8(a).

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances of a general nature and not specific to the affected Party, acts of terror or the threat of acts of terror, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, governmental actions or requirements, landslides, lightning, earthquakes, fires, storms, hurricanes, high sea states, floods, high water, washouts, civil disturbances, explosions, breakage or accident to machinery, equipment, or lines of pipe, freezing/hydrating of wells or lines of pipe, partial or entire failure of wells, the inability of either Party to acquire, or delays on the part of such Party in acquiring, at reasonable costs, easements, rights-of-way, other surface rights, Permits, materials, equipment, or supplies which are required to enable such Party to fulfill its obligations under Section 7.5, and other causes, whether of the kind enumerated herein or otherwise, but in the case of all of the foregoing, only to the extent such event or occurrence is beyond the reasonable control of the Party claiming Force Majeure and could not be avoided or overcome by such Party by the exercise of due diligence and the performance of such Party’s obligations under Section 7.5 of this Agreement.

“GAAP” means United States generally accepted accounting principles with such exceptions to such United States generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule.

“Gathering Agreement” means the Gas Gathering Agreement in substantially the form attached hereto as Exhibit “D”, to be dated as of the Closing Date and entered into among the Company, Seller and Endeavor Pipeline Inc., as amended, supplemented or restated from time to time.

“Gathering Assets” means all of the property and assets described on Exhibit A to the Contribution Agreement.

“GMX Credit Facilities” means both (1) that certain Third Amended and Restated Loan Agreement (as first lien holder) dated effective as of June 12, 2008, among Seller, as Borrower, Capital One, N.A., as Agent, and the Banks identified therein, as amended by that certain First Amendment dated as of October 29, 2008, that certain Second Amendment dated as of November 12, 2008, that certain Third Amendment dated as of February 26, 2009 (but effective as of December 31, 2008), and that certain Fourth Amendment dated as of June 3, 2009, and (2) that certain Note Purchase Agreement (as second lien holder) with The Prudential Insurance Company of America dated as of July 31, 2007, as amended by that certain Amendment No. 1 to Note Purchase Agreement and Limited Consent dated February 11, 2008, Amendment No. 2 to Note Purchase Agreement dated June 12, 2008, Amendment No. 3 to Note Purchase Agreement and Limited Waiver dated as of February 27, 2009, and Amendment No. 4 to Note Purchase Agreement and Limited Waiver dated as of May 6, 2009, in each case as in effect from time to time.

“Governmental Entity” means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Guaranty Agreement” has the meaning assigned to such term in the LLC Agreement.

“Hazardous Materials” means, whether alone or in combination, whether solid, liquid or gaseous, (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear materials, natural or synthetic gas, lead-based paint, pesticide or polychlorinated biphenyl; and (iii) any hazardous substance, hazardous waste or terms of similar import, as defined in any Environmental Law, to the extent any of the foregoing are present in a quantity or concentration regulated pursuant to an applicable Environmental Law.

“Indemnifying Party” means a Party required to provide indemnification under Section 9.1.

“Indemnitee” means a Party entitled to receive indemnification under Section 9.1.

“Intellectual Property” has the meaning assigned to such term in Section 4.22.

“Joint Use Agreement” means the Joint Use Agreement in substantially the form attached hereto as Exhibit “E”, to be dated as of the Closing Date and entered into between Seller and the Company, as amended, supplemented or restated from time to time.

“Knowledge” or “knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(b).

“Laws” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbitral tribunal, whether such Laws now exist or hereafter come into effect.

“Leased Real Property” means all leasehold or subleasehold estates which are used in the Business, excluding oil and gas leases.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property used in the Business.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits or attachments thereto agreed upon by the Parties) in substantially the form attached hereto as Exhibit “F”, to be dated as of the Closing Date, as amended, supplemented or restated from time to time.

“Losses” means any and all claims, damages, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit.

“NGA” has the meaning assigned to such term in Section 4.26.

“NGPA” has the meaning assigned to such term in Section 4.26.

“Notice” has the meaning assigned to such term in Section 10.1.

“Owned Real Property” means all fee interests in land (whether in whole or in undivided interests), together with all buildings, structures, improvements and fixtures located thereon, and Rights-of-Way owned by the Company and used in the Business.

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted or issued by any Governmental Entities or other Person and that are associated with or necessary to operate the Gathering Assets or are used in connection with the Business.

“Permitted Encumbrances” means (a) real estate taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings, (b) statutory liens, including mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not yet delinquent or which are being contested by appropriate proceedings, (c) zoning, building codes and other land use laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over the Owned Real Property, and (d) easements, covenants, conditions, restrictions and other similar matters of public record affecting title to the Owned Real Property.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Pipeline Easement Agreement” means the Pipeline Easement Agreement in substantially the form attached hereto as Exhibit “G” dated of the Closing Date between the Company and Seller, as amended, supplemented or restated from time to time.

“Pipeline Operating Agreement” means the Pipeline Operating Agreement in substantially the form attached hereto as Exhibit “H”, to be dated as of the Closing Date and entered into between the Company and Endeavor Pipeline Inc., as amended, supplemented or restated from time to time.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Purchase Price” means THIRTY SIX MILLION DOLLARS ($36,000,000).

“Purchase Price Allocation Statement” has the meaning assigned to such term in Section 2.4.

“Purchased Interests” has the meaning set forth in the Recitals.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Related Agreements” means the Assignment of Contract Rights, the Commencement of Rig Notice, the Contribution Agreement, the Gathering Agreement, the LLC Agreement, the Services Agreement, the Pipeline Operating Agreement, the Pipeline Easement Agreement, the Assignment, Bill of Sale and Conveyance and the Joint Use Agreement, and any other document or instrument executed and delivered contemporaneously with, and as a part of the transactions consummated at, the Closing.

“Reserves” has the meaning assigned to such term in Section 4.29.

“Rights-of-Way” means any easement, license, land use permit, right-of-way, or similar real property interest used in the Business, including, without limitation, easements and rights-of-way granted under oil and gas leases and any parcel of land which is utilized in the Gathering Assets but not subject to an easement, license, land use permit or right-of-way in favor of the Company.

“RRC” has the meaning assigned to such term in Section 4.25.

“Securities Act” has the meaning set forth in Section 5.7.

“Seller” has the meaning assigned to such term in the Introductory Paragraph.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Indemnitees” means, collectively, Seller, Seller Affiliates and their respective officers, directors, employees, agents, and representatives.

“Seller Loss” means (i) a Loss actually incurred by a Seller Indemnitee (other than as described in clause (ii) of this definition) and (ii) Seller’s 60% share of a Loss actually incurred by the Company.

“Seller Parent Guaranty” means the Guaranty Agreement delivered by Seller in accordance with the LLC Agreement.

“Services Agreement” means the Management Services Agreement in substantially the form attached hereto as Exhibit “I”, to be dated as of the Closing Date and entered into between the Company and Seller, as amended, supplemented or restated from time to time.

“Shipper Parties” has the meaning assigned to such term in Section 4.30.

“Subordination Agreement” means a Subordination, Non-Disturbance and Attornment Agreement in form satisfactory to Buyer and dated as of the Closing Date among the Company, the Seller and one or more lenders under the GMX Credit Facilities (or any agent thereof), as amended, supplemented or restated from time to time.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, margin, single business, withholding, social security, unemployment, disability, real property, personal property, possessory interest, sales, use, transfer, registration, capital gain, production, payroll, worker’s compensation, value added, alternative or add-on minimum, amounts paid under an agreement with a Taxing Authority, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee, successor-in-interest, by contract or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any return, report or statement required to be maintained, retained or filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, any amendment thereof, any information return (which includes, but is not limited to, federal and state wage reporting, employment and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g.,

IRS Forms 1099 and 1042) that are required under Law to be maintained, retained or supplied to any Taxing Authority), claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company.

“Tax Sharing Agreement” means any written agreement which provides for the sharing, indemnification or allocation of Taxes between parties filing a combined, consolidated, unitary or similar group Tax Return or unwritten past practice with respect to the sharing or allocation of Taxes between parties filing a combined, consolidated, unitary or similar group Tax Return.

“Third Party” means any Person other than (i) Seller or any Seller Affiliates (including the Company) or (ii) Buyer or any of its Affiliates.

“Third Party Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Third Party.

“Threshold” has the meaning set forth in Section 9.1(c).

“Transfer Taxes” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) unless otherwise indicated herein, references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(f) the plural shall be deemed to include the singular, and vice versa;

(g) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail; and

(h) every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE 2

THE TRANSACTION; PURCHASE PRICE

2.1 Contribution to the Company. Prior to the Closing, Seller shall have assigned and transferred, and/or shall have caused the applicable Seller Affiliates to have assigned and transferred, to the Company the Gathering Assets (the “Contribution”), and the Company shall have assumed the Assumed Obligations, pursuant to a Contribution Agreement between Seller and the Company in substantially the form attached hereto as Exhibit “C”, to be dated as of the Closing Date (the “Contribution Agreement”), such that, at Closing, and after giving effect to the payment of the Purchase Price as described below in Section 2.3, the Company will own the Gathering Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and the only liabilities of the Company will be the Assumed Obligations.

2.2 Sale and Purchase. At the Closing, and subject to the terms and conditions in this Agreement, Seller shall sell, assign, transfer, deliver, and convey to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Interests, free and clear of any and all Encumbrances.

2.3 Purchase Price. In consideration of the sale of the Purchased Interests as described herein, Buyer shall pay the Purchase Price to Capital One, N.A. for credit to Seller’s account. Such payment shall be made by confirmed wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Capital One, N.A. to Buyer prior to the Closing.

2.4 Purchase Price Allocation. As set forth in Schedule 2.4, Buyer and Seller have agreed to allocate the Purchase Price among the Buyer’s share of the Gathering Assets under the methodology required pursuant to Section 1060 of the Code (the “Purchase Price Allocation Statement”). Seller and Buyer shall report the transactions contemplated hereby on all Tax Returns (including Form 8594 and all other information returns and supplements thereto required to be filed by the Parties under Section 1060 of the Code) in a manner consistent with such Purchase Price Allocation Statement.

ARTICLE 3

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Bracewell & Giuliani LLP at 711 Louisiana Street, Suite 2300, Houston, Texas 77002 on such date as the Parties shall mutually agree, but such date shall be not more than five business days following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions).

3.2 Closing Deliveries by Seller. At the Closing, Seller will deliver or cause a Seller Affiliate, as applicable, to deliver the following documents, duly executed by Seller or, if applicable, a Seller Affiliate:

(a) an assignment of limited liability company membership interests transferring the Purchased Interests to Buyer, free and clear of any and all Encumbrances;

(b) a certificate to Buyer (i) stating that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code;

(c) a copy of the LLC Agreement, duly executed by Seller;

(d) a copy of the Pipeline Operating Agreement, duly executed by each of the parties thereto;

(e) a copy of the Services Agreement, duly executed by the parties thereto;

(f) a copy of the Contribution Agreement, duly executed by the parties thereto;

(g) a copy of the Gathering Agreement, duly executed by the parties thereto;

(h) a copy of the Assignment of Contract Rights, duly executed by the parties thereto;

(i) a copy of the Commencement of Rig Notice, duly executed by the parties thereto;

(j) evidence reasonably satisfactory to Buyer that all Encumbrances relating to the Gathering Assets, other than Permitted Encumbrances, have been released, which evidence shall include instruments and documents necessary to release any and all Encumbrances, other than Permitted Encumbrances, relating to the Gathering Assets, including appropriate UCC financing statement amendments (termination statements);

(k) a copy of the Joint Use Agreement, duly executed by the parties thereto;

(l) a copy of a Subordination Agreement with or on behalf of each lender under the GMX Credit Facilities at Closing, duly executed by the parties thereto;

(m) a copy of the Assignment, Bill of Sale and Conveyance, duly executed by the parties thereto;

(n) a copy of the Memorandum of Gas Gathering Agreement, duly executed by the parties thereto;

(o) evidence of receipt by the Company of the Cash Contribution;

(p) a copy of the Approval of Agent and Banks as described on Schedule 4.6;

(q) a copy of the Approval of Prudential Insurance Company of America as described on Schedule 4.6;

(r) a copy of the Consent of Union Pacific as described on Schedule 4.6;

(s) a copy of the Pipeline Easement Agreement, duly executed by the parties thereto;

(t) a copy of the Seller Parent Guaranty, duly executed by the party thereto;

(u) a certificate executed on behalf of Seller by the president or any vice president of Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 6.l(a) and 6.1(b) have been fulfilled; and

(v) such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3 Closing Deliveries by Buyer. At the Closing, in addition to the payment of the Purchase Price pursuant to Section 2.3, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller, duly executed by Buyer or, if applicable, its Affiliate:

(a) a copy of the LLC Agreement duly executed by Buyer;

(b) a copy of the Buyer Parent Guaranty, duly executed by the party thereto;

(c) a certificate executed by an authorized officer of Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled; and

(d) such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in Seller’s Disclosure Schedule and, with respect to the Company, assuming the completion of the Contribution, Seller represents and warrants to Buyer, as of the date hereof and the Closing Date, as follows:

4.1 Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Oklahoma.

4.2 Company.

(a) Organization of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted. The Company does not own, directly or indirectly, any capital stock or other equity securities of, or interests in, any other Person.

(b) Qualification. The Company is duly qualified or licensed to do business as a limited liability company and is in good standing in the jurisdictions in Schedule 4.2(b), which are the only jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing.

(c) Ownership of Membership Interests; Encumbrances. Except as otherwise indicated on Schedule 4.2(c), all of the limited liability company membership interests of the Company are owned directly by Seller free and clear of all Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws or (ii) encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates. All outstanding limited liability company membership interests of the Company have been validly issued.

(d) Options and Rights to Acquire Equity. Except as set forth on Schedule 4.2(d), there are outstanding (i) no securities of any Seller, Seller Affiliate or the Company convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of the Company, (ii) no options, warrants, preemptive or other rights to acquire from Seller, any Seller Affiliate or the Company, and no obligation of Seller, any Seller Affiliate or the Company to issue or sell, any shares of capital stock or other equity interests of the Company or any securities convertible into or exchangeable or exercisable for such capital stock or equity interests, other than the rights of Buyer to acquire the Purchased Interests pursuant to this Agreement, and (iii) no equity equivalents or other similar rights of or with respect to the Company. There are outstanding no obligations of Seller, Seller Affiliate or the Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

4.3 Organizational Documents. Seller has delivered to Buyer accurate and complete copies of the organizational documents of the Company as currently in effect.

4.4 Seller’s Authority. Seller and each Seller Affiliate which is entering into any Related Agreement has full corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and the Related Agreements to which it is a party. The execution, delivery, and performance by Seller and each Seller Affiliate, as applicable, of this Agreement and the Related Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been, or prior to the Closing, will be duly authorized by all necessary corporate or limited liability company action of Seller and such Seller Affiliate. This Agreement has been duly executed and delivered by Seller and constitutes (and each Related Agreement to be executed by Seller, or any Seller Affiliate, when executed will be duly executed and delivered by Seller or such Seller Affiliate and will constitute), a valid and legally binding obligation of Seller or such Seller Affiliate as the case may be, enforceable against Seller or such Seller Affiliate in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.5 No Conflict. Except as described on Schedule 4.5, and except as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all consents, approvals, authorizations, and other actions described in Section 4.6 have been obtained and all filings and notifications listed on Schedule 4.6 have been made, the execution, delivery, and performance of this Agreement and the Related Agreements by Seller and each Seller Affiliate party thereto, and the consummation by it of the transactions contemplated hereby and thereby do not and will not:

(a) violate or breach the certificate of incorporation or bylaws (or equivalent organizational documents) of Seller, the Company or any Seller Affiliate which is entering into any Related Agreements;

(b) violate, breach or contravene any Law binding upon Seller, any Seller Affiliate or the Company; or

(c) result in any breach of, or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on, any of the Gathering Assets pursuant to, any Contract, lease, Permit or other instrument relating to the Gathering Assets to which the Company, Seller or any Seller Affiliate is a party or by which any of the Gathering Assets is bound or affected.

4.6 Consents and Approvals. No Permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Seller, any Seller Affiliate or the Company in connection with the execution, delivery and performance of this Agreement and Related Agreements or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.6.

4.7 Permits. Schedule 4.7 contains a true and complete list of all Permits required or used in the operation of the Business or the Gathering Assets. Prior to the date hereof, Seller has made available to Buyer true and complete copies of all such Permits. Except as disclosed on

Schedule 4.7, the Company holds, and prior to the Closing Seller or a Seller Affiliate held, all Permits required by Law or otherwise necessary for the conduct of the Business as presently conducted. Except as disclosed on Schedule 4.7, the Company is, and prior to the Closing Seller or such Seller Affiliate was, in compliance with the terms of all such applicable Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any alleged failure by the Company, and prior to the Closing Seller or such Seller Affiliate, to have any such Permit or not to be in compliance therewith.

4.8 Financial Statements.

(a) Schedule 4.8(a) contains the unaudited, beginning balance sheet of the Company (assuming the Contribution was made on January 1, 2009) as of the Balance Sheet Date (the “Balance Sheet”), and related unaudited, pro forma statement of income for the seven (7) month interim period ending July 31, 2009 (collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP, consistently applied, except as otherwise disclosed on Schedule 4.8(a) and except for the absence of notes and year-end audit adjustments required by GAAP, subject to the assumptions and limitations set forth therein.

(b) Except as set forth in Schedule 4.8(b), the Financial Statements, subject to the assumptions and limitations set forth therein, fairly present the financial position and results of operations of the Business as of and for the periods covered thereby.

(c) The Company has no liabilities or obligations, whether known, unknown, accrued, contingent or otherwise, except (i) as set forth in Schedule 4.8(c) and (ii) as and to the extent reflected on, disclosed in, or reserved against in the Balance Sheet.

4.9 Absence of Certain Changes. Except as disclosed in Seller’s Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date, (i) there have not been any changes in or changes in circumstances relating to the assets or financial condition of the Company, (ii) the Business has been conducted only in the ordinary course consistent with past practice, and (iii) the Company has not suffered any loss, damage, destruction, or other casualty to any of its property, plant, equipment or inventories (whether or not covered by insurance).

4.10 Tax Matters. Except as disclosed on Schedule 4.10:

(a) the Company and Seller have filed, or have had filed on their behalf, within the time and manner prescribed by Law, with the appropriate Taxing Authority all Tax Returns required to be filed by the Company and Seller and all such Tax Returns were and continue to be true, complete and correct since filed;

(b) all Taxes due and payable by or with respect to the Company, the Business, the Gathering Assets and Seller have been paid in full within the time and manner provided by Law;

(c) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other Tax Returns required to be filed by or with respect to the Company or Seller;

(d) none of the Tax Returns of or with respect to the Company or Seller is currently being audited or examined by any Taxing Authority and there are no proposed, threatened or asserted audits, deficiencies, reassessments or claims for Taxes against, or any adjustment of Taxes relating to the Company or Seller or any property owned by the Company or Seller;

(e) no material deficiency for any Taxes has been assessed with respect to the Company or Seller that has not been abated, paid in full or adequately provided for on the Balance Sheet in a manner consistent with GAAP;

(f) the Company is not a party to any Tax Sharing Agreement or any other agreement that provides an indemnity for or against Taxes that will survive Closing;

(g) the Company does not have liability for the Taxes of any other person (i) pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any Taxing Authority in respect of a group, consolidated, combined or unitary Tax Return, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise;

(h) Seller and the Company have withheld and paid within the time and manner required by law all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party;

(i) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or Seller does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction, and Schedule 4.10(i) sets forth all of the foreign, federal and state jurisdictions in which the Company or Seller file Tax Returns or are required to pay Taxes;

(j) except as required by Law, since the Balance Sheet Date, the Company has not or has not had on its behalf: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax claim or assessment, (D) received or filed a request for a ruling relating to Taxes issued by a Taxing Authority or entered into any agreement with a Taxing Authority relating to Taxes, (E) provided any power of attorney relating to Tax matters, or (F) surrendered any right to claim a refund of any Taxes;

(k) neither of the Company nor Seller has participated, within the meaning of Regulations section 1.6011-4(c), or been a “material advisor” or “promoter” (as those terms are defined in sections 6111 and 6112 of the Code and the Regulations promulgated thereunder) in any “reportable transaction” within the meaning of Treas. Reg. 1.6011-4 or any predecessor provision and no Tax Return filed by or on behalf of the Company or Seller contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company or Seller with respect to which the preparer of such Tax Return advised inclusion of such a disclosure;

(l) the Company is not part of an “affiliated group” as such term is defined under Section 1504(a) of the Code and any similar provision of state or local Tax law;

(m) the Company is, and since formation has been, taxed as a disregarded entity for federal income Tax purposes;

(n) none of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code;

(o) there are no liens for Taxes on the assets of the Company other than Permitted Encumbrances; and

(p) the Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

4.11 Compliance With Applicable Laws. The Company is, and prior to the Closing with respect to the Business and the Gathering Assets Seller and applicable Seller Affiliates have been, in compliance with all Laws, except as disclosed on Schedule 4.11.

4.12 Legal Proceedings; Regulatory Proceedings.

(a) Except as disclosed on Schedule 4.12(a), there are no Proceedings pending or, to the Knowledge of Seller, threatened against the Company, the Business or any of the Gathering Assets, and there are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any Seller Affiliate that could impair (i) the Company, the Business or any of the Gathering Assets or (ii) Seller’s or any Seller Affiliate’s ability to effect the Closing. None of the Company, the Business or any of the Gathering Assets is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity.

(b) Except as disclosed on Schedule 4.12(b), the Company is not, and neither Seller nor any Seller Affiliate with respect to the Business or the Gathering Assets is, a party to any Proceeding, no such Proceeding is pending or, to the Knowledge of Seller, threatened, and to the Knowledge of Seller there is no basis for any such Proceeding.

4.13 Tangible Assets. The Company has title to, or a valid leasehold interest in, the tangible assets described on Schedule 4.13, which, together with other tangible assets to be provided to the Company pursuant to one or more Related Agreements, are the only tangible assets used by the Seller or any Seller Affiliate in the conduct of the Business, and such tangible assets are, together with the other tangible assets to be provided to the Company pursuant to one or more Related Agreements, and when combined with the various services to be provided to the Company pursuant to one or more of the Related Agreements, sufficient to conduct the Business as conducted in the ordinary course of business. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible property included in the Gathering Assets. All such tangible personal property is free and clear of all Encumbrances, other than Permitted Encumbrances, its use complies in all respects with all applicable Laws, and is in working condition, ordinary wear and tear excepted and is adequate for the purpose for which it is now being used in the Business.

4.14 Real Property.

(a) Schedule 4.14(a) describes each parcel of Owned Real Property. With respect to each parcel of Owned Real Property (other than the Rights-of-Way):

(i) the Company has good and indefeasible fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii) except as set forth in Schedule 4.14(a)(ii), neither the Seller, any Seller Affiliate nor the Company has or will have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Except as set forth on Schedule 4.14(b), with respect to the Rights-of-Way comprising the Owned Real Property, the Company has good and indefeasible title to, or interests therein, sufficient to enable the Company to use and operate the Gathering Assets and the Business in a reasonable and customary manner, free and clear of all Encumbrances, except for Permitted Encumbrances, and to cause a prudent Person engaged in the business of purchasing, owning and operating the Business to accept such title. Except as set forth on Schedule 4.14(b), with respect to the Rights-of-Way comprising the Gathering Assets, (A) the entire and continuous length of each of the pipeline systems necessary for the conduct of the Business is covered by valid, enforceable and recorded Rights-of-Way in favor of the Company (or their predecessors in title, with assignment(s) of record vesting title into the Company) and their successors and assigns, and there are no spatial gaps in any of such Rights-of-Way, (B) the Rights-of-Way grant the Company (or their predecessors in title, with assignment(s) of record vesting title into the Company) the right to construct, operate, and maintain each of these pipeline systems in, over, under, and across the real property covered thereby, and to receive, gather and redeliver gas produced from lands throughout the Dedicated Acreage and (C) each of these pipeline systems is located within the confines of such contiguous Rights-of-Way and does not encroach upon any adjoining real property.

(c) Schedule 4.14(c) describes each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease document.

(i) Neither the Seller, any Seller Affiliate nor the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Leases, except for assignments, transfers, conveyances, mortgages, deeds of trust or other Encumbrances which will be released prior to Closing. The Company has adequate rights of ingress and egress with respect to the Leased Real Property and all buildings, structures, facilities, fixtures and other improvements thereon. None of such Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the current use thereof, contravenes or violates any building or zoning Law, or any administrative, occupational safety and health or other applicable Law, in each case, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(ii) Except as set forth on Schedule 4.14(c)(ii), the Company has a valid leasehold interest in accordance with the terms of each Lease for the full term of the Lease thereof. Each Lease covering the Leased Real Property is a legal, valid and binding agreement enforceable in accordance with its terms against the Company and, to the Knowledge of Seller, each other Person that is a party thereto, and the Company is not in, and the Company or Seller has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither Seller nor, to the Knowledge of Seller, any other party to any Leased Real Property is in breach or default, and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, could reasonably be expected to constitute such a breach or default or permit termination, modification or acceleration under such Leased Real Property. The Company does not owe any brokerage commission with respect to any such Leased Real Property.

4.15 Certain Obligations of the Company. Schedule 4.15 lists the following Contracts that are related to the Business:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person;

(b) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

(c) any Contract concerning a partnership or joint venture;

(d) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which a Person has imposed an Encumbrance on any of the Gathering Assets;

(e) any Contract concerning confidentiality or noncompetition that will be binding on Buyer, the Company or any of the Gathering Assets after the Closing Date;

(f) any collective bargaining agreement that will be binding on Buyer, the Company or any of the Gathering Assets after the Closing Date;

(g) any Contract for the employment of any individual on a full time, part time, consulting, or other basis or providing severance benefits;

(h) any Contract between the Company, on the one hand, and Seller or any Seller Affiliate, on the other hand;

(i) any Contract pertaining to the processing, treating, dehydration, separation, compression, conditioning, gathering, storage, exchange, transportation or transmission of natural gas in all its forms and all other hydrocarbons;

(j) any Contract that requires the Company to indemnify or otherwise make whole any Person;

(k) any interconnection Contract;

(l) any Contract between the Company, on the one hand, and any Governmental Entity, on the other hand;

(m) any Contract related to the construction of pipelines or related facilities;

(n) any other Contract (or group of related Contracts) the performance of which requires or entitles the Company to make or receive payments in excess of $25,000 annually or in the aggregate; and

(o) any Contract (or group of related Contracts) that (i) contains provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products and services generally prevailing in customary third party markets; (ii) includes “take or pay,” “meet or release,” “most favored nations,” “guaranteed minimum throughput” or similar pricing and delivery arrangements; (iii) provides for the prepayment in advance by any counter party to the Contract for the goods and or services the subject of the Contract, with the obligation to repay or perform by the other counter party in the future; (iv) contains interest rate, currency, commodity or other swap, collar, hedge, cap, option or any other derivative; (v) requires a capital expenditure or a commitment for a capital expenditure in excess of $25,000, or (vi) includes “tolling,” “stand-by” or “contingent firm capacity” provisions that might require the Company to provide, at the election of the counter party to such agreement, gas gathering, processing, storage, or firm transportation to such counter party, or its designee, irrespective of current or future commitments of firm service in favor of parties other than the counter party or its designees burdening the applicable Gathering Assets comprising the Business.

Seller has made available to Buyer a correct and complete copy of each written Contract listed on Schedule 4.15 and a written summary setting forth the material terms and conditions of each oral Contract referred to in Schedule 4.15. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances; (ii) neither the Company, nor to Seller’s Knowledge any other Person, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; and (iii) neither the Company, nor to Seller’s Knowledge any other party, has repudiated any provision of the Contract.

4.16 Employee Matters. Except as set forth on Schedule 4.16, the Company (i) has no employees, (ii) is not and has never been the sponsor of and does not participate in, maintain or contribute to any Benefit Plan, and (iii) has no liability relating to any Benefit Plan, nor does any condition or set of circumstances exist under which the Company could reasonably be expected to have any liability with respect to any Benefit Plan. The Company is not a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or threatened to Seller’s Knowledge against the Company.

4.17 Environmental. Except as set forth on Schedule 4.17:

(a) The Company is and has been, and prior to the Closing, each owner of any of the Gathering Assets has been, and the ownership, use and operation of the Gathering Assets are and have been, in compliance with applicable Environmental Laws, and has obtained and is in compliance with any Permits required under any applicable Environmental Laws, all of which Permits are in full force and effect with all Permit renewal applications, if any, having been timely filed;

(b) None of the Company, Seller or any Seller Affiliate has received any written or other formal (whether written or otherwise) notice or demand letter from any Governmental Entity or Third Party, indicating that the Company or any of the Gathering Assets is in violation of, or liable under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party;

(c) There are no conditions existing on any of the Gathering Assets or on currently or formerly owned, operated or leased properties, assets, and businesses of the Company (including soils, groundwater, surface water, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding, action, or liability under any Environmental Law;

(d) No such properties, assets, or businesses of the Company are contaminated with Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to any obligation under, any Environmental Law; and

(e) The Company has not assumed contractually the liability of any other person under any applicable Environmental Law.

(f) Seller has delivered to Buyer prior to the date hereof true and complete copies of all internal and external environmental audits, studies, reports and correspondence relating to environmental matters in each case relevant to the Company or the Gathering Assets (collectively, “Environmental Reports”). Each of the Environmental Reports is listed on Schedule 4.17.

4.18 Insurance. Except as disclosed on Schedule 4.18, all insurance policies maintained with respect to the Company are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by Seller or the Company.

4.19 Brokerage Fees. Except as set forth in Schedule 4.19, neither Seller nor any Seller Affiliates have entered (directly or indirectly) into any agreement with any Person that would obligate Buyer, any of its Affiliates or the Company to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated herein.

4.20 Solvency. Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transactions contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of repaying its debts as they mature after effecting such transfers, and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Interests. The transfer of the Gathering Assets to the Company pursuant to the Contribution Agreement was not wrongful or fraudulent with respect to Seller’s or any Seller Affiliate’s creditors, and no creditor shall be entitled to bring any claim under any Law against Seller, any Seller Affiliate, the Company or Buyer with respect to such transfer. Each of Seller and any applicable Seller Affiliate has and will have adequate capital or funding to meet its obligations arising under this Agreement, including Section 7.5, and any Related Agreement to which it is a party.

4.21 Transactions with Affiliates. Except as set forth in Schedule 4.21, and other than the Related Agreements, all Contracts and other arrangements between the Company, on the one hand, and Seller or any Seller Affiliate (other than the Company), on the other hand, have been terminated prior to the date hereof.

4.22 Intellectual Property. Schedule 4.22 sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, “Intellectual Property”), owned, used, filed by or licensed to the Company. With respect to registered trademarks, Schedule 4.22 sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 4.22, the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to or claim of infringement by any other person, all Intellectual Property listed on Schedule 4.22, as applicable, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair or require the consent of any Person with respect to any such rights, in each case.

4.23 Transaction Information. None of the documents or information, taken as a whole, delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact or circumstance specific to the Company or the Gathering Assets (as opposed to facts or circumstances of a general economic or industry nature) known to Seller that has not been disclosed to Buyer which, individually or in the aggregate, would reasonably be expected to be material to Buyer’s decision respecting the acquisition of the Purchased Interests.

4.24 Notice of Commencement of Rig. As of the date hereof, Seller has delivered the Commencement of Rig Notice to Helmerich & Payne International Drilling Co. pursuant to the Drilling Contract such that a second drilling rig from such Person will be fully operational on the Dedicated Acreage no later than the date that is thirty (30) days after the date hereof.

4.25 Bonding. Except as set forth in Schedule 4.25, neither Seller, any Affiliate of Seller nor the Company is obligated to the Railroad Commission of Texas (the “RRC”) or any other Governmental Entity having jurisdiction over the Gathering Assets for any surety bonds, payments, penalties, interest, or other sums, and each of Seller, each of such applicable Seller Affiliates and the Company is otherwise in good standing with the RRC and all other Governmental Entities having jurisdiction over the Gathering Assets.

4.26 Non-Jurisdictional. Seller and the Company are “gathering” companies within the meaning of Section 1(b) of the Natural Gas Act of 1938, 15 U.S.C. § 717(b) (“NGA”), and are not subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the NGA or the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3301, et seq. (“NGPA”). None of Seller, Endeavor Pipeline Inc. or the Company is a “gas utility” within the meaning of the Cox Act, TEX. UTIL. CODE ANN. §§ 121.001, 121.005 (the “Cox Act”). None of Seller, Endeavor Pipeline Inc. or the Company has engaged in any activities, or received any written notices or demand letters from the FERC, the RRC, or any other Governmental Entity alleging that Seller, Endeavor Pipeline Inc. or the Company has engaged in any activities that subject Seller, Endeavor Pipeline Inc. or the Company, or its respective assets, facilities, activities, or services, to the jurisdiction of, as applicable, the FERC under the NGA or NGPA or the RRC as a “gas utility” under the Cox Act.

4.27 Preferential Rights; Consents. Except as set forth on Schedule 4.27, the Gathering Assets are not subject to any preferential purchase rights or options, rights of first offer, rights of first refusal, required third Person consents to assignment, or similar rights held by any Person not a party to this Agreement, the operation of which are triggered by the transactions described in this Agreement.

4.28 Imbalances. Except as set forth on Schedule 4.28, as of July 31, 2009, neither Seller nor the Company has a claim against any other Person, nor is Seller or the Company subject to a claim by any other Person, with respect to any imbalance pertaining to the Gathering Assets.

4.29 Reserves. Seller has provided to Buyer true and correct copies of the reserve report dated effective as of September 1, 2009, prepared by MHA Petroleum Consultants, Inc., regarding the oil and gas reserves underlying the Dedicated Acreage as of such date (the “Reserves”). All production, operating, tax, and other information provided by Seller to MHA Petroleum Consultants, Inc. in connection with the preparation of such reserve report was true, correct, and complete as of the effective date of such reserve report. Seller has no Knowledge of any single event, occurrence or fact that, alone or together with all other events, occurrences or facts, could reasonably be expected (a) to have resulted in a material loss to, or material diminution in value (other than as a result of a general decrease in the price of oil or in the price of natural gas, as applicable) of, the Reserves, or (b) otherwise to have materially adversely affected the ownership, use, operation, or amount of the Reserves, from the effective date of such reserve report to the Closing Date.

4.30 Dedicated Gas. (a) Seller and Endeavor Pipeline Inc., as parties to the Gathering Agreement (the “Shipper Parties”), have title to, and the right to sell or otherwise dispose of, the Shipper Parties’ owned portion of the Dedicated Gas; (b) the Shipper Parties have the lawful right and authority to dedicate to the performance of the Gathering Agreement the Shipper Parties’ owned portion of the Dedicated Gas; (c) on the Closing Date and at the time of delivery under the Gathering Agreement, the Shipper Parties’ owned portion of all Dedicated Gas shall be free and clear of any and all Encumbrances; (d) with respect to portions of the Dedicated Gas not owned by the Shipper Parties, the Shipper Parties have the lawful right and authority to dedicate to the performance of the Gathering Agreement such Dedicated Gas; and (e) on the Closing Date and at the time of delivery under the Gathering Agreement, all such Dedicated Gas not owned by the Shipper Parties shall be free and clear of any and all Encumbrances.

4.31 Books and Records. The books of account, minute books, record books and other records of the Company, all of which have been made available to Buyer or its representatives, are complete and correct.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures made by Buyer in Buyer’s Disclosure Schedule, Buyer represents and warrants to Seller, as of the date hereof and the Closing Date, as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

5.2 Buyer’s Authority. Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Related Agreements to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and such Related Agreements and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Related Agreement executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, and except as may result from any facts or circumstances relating solely to Seller or any Seller Affiliate, the execution, delivery and performance of this Agreement by Buyer do not and will not:

(a) violate or breach the certificate of formation or limited liability company agreement of Buyer; or

(b) violate or breach any Law binding upon Buyer.

5.4 Consents and Approvals. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

5.6 Brokerage Fees. Except as set forth in Schedule 5.6, neither Buyer nor any of its Affiliates have entered (directly or indirectly) into any agreement with any Person that would obligate Seller, any Seller Affiliate or the Company to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated herein.

5.7 Nature of Investment; Investment Experience; Restricted Securities. In acquiring the Purchased Interests, Buyer is not offering or selling, and will not offer or sell, the Purchased Interests for Seller in connection with any distribution of any of such Purchased Interests, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933 (the “Securities Act”). Buyer understands that none of the Purchased Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Interests will be characterized as “restricted securities” under federal securities Laws and that under such laws and applicable regulations none of such Purchased Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE 6

CONDITIONS TO THE CLOSING; TERMINATION

6.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below:

(a) Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed and complied with by it at or prior to the Closing Date and all deliveries contemplated by Section 3.2 shall have been made;

(b) The representations and warranties of Seller made in Article 4 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(c) Seller shall have obtained the release of, or binding agreements to release, all Encumbrances on the Gathering Assets (other than Permitted Encumbrances), such that, at Closing, the Company owns the Gathering Assets free and clear of all Encumbrances, other than Permitted Encumbrances;

(d) no injunction, writ, temporary restraining order or any other order of any Governmental Entity of competent jurisdiction shall have been issued , and no statute, rule, regulation or executive order by a Governmental Entity shall have been promulgated or enacted, that restrains, enjoins, prohibits or otherwise makes illegal any of the transactions contemplated in this Agreement to be consummated at the Closing.

6.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below:

(a) Buyer shall have performed and complied in all material respects with all agreements required by this Agreement to be performed and complied with by it at or prior to the Closing Date and all deliveries contemplated by Section 3.3 shall have been made;

(b) the representations and warranties of Buyer made in Article 5 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(c) Seller shall have obtained the release of, or binding agreements to release, all Encumbrances on the Gathering Assets (other than Permitted Encumbrances), such that, at Closing, the Company owns the Gathering Assets free and clear of all Encumbrances, other than Permitted Encumbrances;

(d) no injunction, writ, temporary restraining order or any other order of any Governmental Entity of competent jurisdiction shall have been issued, and no statute, rule, regulation or executive order by a Governmental Entity shall have been promulgated or enacted, that restrains, enjoins, prohibits or otherwise makes illegal any of the transactions contemplated in this Agreement to be consummated at the Closing.

6.3 Termination. Subject to the provisions of Section 6.4, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a) by mutual written consent of the Parties;

(b) by either Buyer or Seller if the Closing does not occur on or prior to November 12, 2009; provided, that the right to terminate this Agreement under this subsection shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by written notice by one Party to the other if any Governmental Entity of competent jurisdiction issued an injunction, writ or order permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated in this Agreement and such injunction, writ or order shall have become final and unappealable; provided, however, that the right to terminate this Agreement under this subsection shall not be available to a Party if such injunction, writ or order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(d) by either Party if the other Party shall have breached any of its representations and warranties or failed to perform its covenants or agreements contained in this Agreement and such breach or failure to perform has not been, or cannot be, cured to the reasonable satisfaction of the other Party within 15 days after receipt of written notice thereof.

6.4 Effect of Termination. Upon the termination of this Agreement in accordance with Section 6.3, all rights and obligations of the Parties under this Agreement shall become void and have no effect, except that (a) the agreements contained in Section 6.3, this Section 6.4, Article 10, Sections 7.2, 7.3 and the confidentiality provisions of Section 7.11 and (b) the Confidentiality Agreement, shall each survive the termination hereof. Nothing contained in Section 6.3 or this Section 6.4 shall relieve either Party from liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Covenants and Agreements Pending the Closing. From the date hereof to the Closing Date:

(a) Conduct of Business. Except as specifically provided in this Agreement, during the period from the date hereof to the Closing, Seller shall, and shall cause applicable Seller Affiliates to, conduct the Business and operation of the Gathering Assets in the ordinary course of business consistent with past practice and shall use Reasonable Efforts to preserve, maintain, and protect the Business and the Gathering Assets.

(b) Pre-Closing Restrictions. Without limiting the generality of Section 7.1(a) and except as contemplated by the Contribution, prior to the Closing, without the prior written consent of Buyer, Seller (with respect to the Gathering Assets or the Business) shall not, and shall not permit any Seller Affiliate (with respect to the Gathering Assets or the Business) or the Company to, take or consent to any action to:

(i) amend the charter or bylaws or other equivalent organizational or governing instruments of the Company;

(ii) (A) transfer, issue, sell, pledge, encumber, dispose or deliver any shares of capital stock of any class or any other securities or equity equivalents of the Company; (B) grant options, warrants, calls or other rights to purchase or otherwise acquire shares of capital stock of any class or any other securities or equity equivalents of the Company or (C) amend in any material respect any of the terms of any such securities or equity equivalents outstanding as of the date hereof;

(iii) (A) split, combine, or reclassify any shares of capital stock or outstanding equity of the Company; (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock or outstanding equity of the Company; (C) repurchase, redeem or otherwise acquire any securities of the Company; or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company;

(iv) (A) create, incur, endorse, guarantee, or assume any indebtedness of the Company; (B) cause the Company to make any loans, advances, or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any of the Gathering Assets, or assets of the Company, tangible or intangible, or create any material Encumbrance thereupon other than Permitted Encumbrances;

(v) hire at, or transfer to, the Company, any employees,

(vi) acquire, sell, lease, license, assign, convey, transfer, or otherwise dispose of, directly or indirectly, any assets;

(vii) cause the Company to acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(viii) (A) amend, modify, or change in any material respect any Contract or (B) enter into any Contract;

(ix) make any change in any material respect to any of the accounting principles, methods, policies or practices used by the Business or the Company, except for any change required by reason of a concurrent change in GAAP;

(x) cause the Company to engage in any new business or acquire the securities of any other Person;

(xi) cause the Company to compromise any debt or claim or waive or release any material right;

(xii) other than in response to an emergency situation as is reasonably necessary to protect human health or safety, or the environment, or to provide for continuation of services of the Business, enter into any commitment for capital expenditures other than with respect to pipeline construction project described on Schedule 4.8(c);

(xiii) enter into any Contract that restrains, restricts, limits or impedes the ability of the Company, the Business, or the Gathering Assets to compete with or conduct any business or line of business in any geographic area;

(xiv) settle or compromise any pending or threatened Proceeding or any claim or claims for, or that would result in a Loss by the Company or the Business;

(xv) (A) make, change or revoke any material Tax election or settle or compromise any material Tax claim or liability or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice; or

(xvi) commit or agree to do any of the foregoing.

(c) none of the Parties shall take any action that causes the representations and warranties made by such Party herein to be untrue or incorrect as of the Closing Date;

(d) Filings; Additional Actions.

(i) Each Party shall use all Reasonable Efforts to obtain all declarations, Permits and orders of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals, if any) and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such declarations, Permits and orders, giving such notices, and making such filings; and

(ii) Seller shall, and shall cause the Company and applicable Seller Affiliates to, use Reasonable Efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Entity, which consents, waivers, approvals and notices are required to consummate, or are otherwise in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 4.6.

(e) Seller shall promptly notify Buyer of any material problems or developments with respect to the Business; and

(f) each of the Parties, promptly upon becoming aware thereof, shall give detailed written notice to the other Party of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach by such Party, or would have caused or constituted a breach by such Party had such event occurred or been known prior to the date of this Agreement, of any of its respective covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

7.2 Public Announcements. Buyer and Seller shall consult with each other before they or any of their Affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller and their Affiliates shall not issue any such press release or make any such public statement without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as may be required by Law or applicable rule of any stock exchange.

7.3 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

7.4 Transfer Taxes. Seller shall be responsible for the payment of Transfer Taxes resulting from the transaction contemplated by the Contribution Agreement, and the sale of the Purchased Interests pursuant hereto.

7.5 Drilling Obligation. Seller shall fund the contracting and operation of a second drilling rig for the production of natural gas from the Dedicated Acreage pursuant to the Drilling Contract. For a period of not less than three (3) years beginning on the Closing Date, Seller shall cause:

(a) two (2) drilling rigs to remain in continuous operation drilling horizontal wells on the Dedicated Acreage with no cessation of operations for either drilling rig of more than thirty (30) days between the completion by the relevant rig of drilling operations in one well and the commencement by such drilling rig of actual drilling operations in the next well;

(b) each well drilled after the Closing Date on the Dedicated Acreage by such drilling rigs to be completed and equipped for the production of oil and gas; and

(c) all wells that produce Dedicated Gas to be produced on a continuous basis without interruption (in the absence of a permanent cessation of production due to depletion of reserves), except as may be necessary for the performance of well maintenance or workover or other operations intended to improve or restore production.

Notwithstanding the foregoing, Seller shall not be liable to Buyer for failure to perform any of its obligations described in this Section 7.5 to the extent such performance is hindered, delayed, or prevented by Force Majeure. If Seller is unable, in whole or in part, to carry out its obligations under this Section 7.5 due to Force Majeure, Seller shall, as soon as possible, give written and verbal notice to Buyer describing the circumstances underlying such Force Majeure, but in any event not later than five (5) days after the discovery of such Force Majeure. If Seller claims Force Majeure pursuant to this paragraph, Seller shall use Reasonable Efforts to remove the cause, condition, event or circumstance of such Force Majeure, and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure. The decision to settle a strike or a labor disturbance is at the sole discretion of Seller to the extent Seller claims Force Majeure.

7.6 Certain Disclosure Matters.

(a) Each disclosure of Seller set forth in Seller’s Disclosure Schedule shall limit a representation or warranty of Seller only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

(b) Each disclosure of Buyer set forth in Buyer’s Disclosure Schedule shall limit a representation or warranty of Buyer only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

7.7 Additional Obligations. Seller shall timely pay amounts in full when due (i) related to the construction of the “Verhalen 12” Unit A to Unit C Pipeline Project,” including the amounts owed to C&C Oilfield Service under the Bid Form for Pipeline Construction dated June 26, 2009, and (ii) related to compression equipment ordered before the date of this Agreement, including the agreement between Seller and Valerus Compression Services, LP dated June 19, 2008 in which Seller ordered and agreed to pay for a “Cat 3608TALE / Ariel JGC-4” natural gas compressor, also known as the Valerus Unit #3828. Neither Buyer nor the Company shall have any liability or obligation for such amounts or such contracts, and any liability or obligation related thereto shall be deemed an Excluded Liability. Seller shall promptly transfer, or cause to be transferred, to the Company title to the herein described pipeline and compressor. Such additional compression assets and the payments required to be made by Seller pursuant to this Section 7.7 shall be deemed to be included in Seller’s Initial Capital Contribution (as such term is defined in the LLC Agreement).

7.8 Delivery of Alignment Sheets. Seller shall prepare and deliver to the Company and Buyer, at Seller’s sole cost and expense, alignment sheets showing pipelines and surface assets included within the Gathering Assets referenced to recorded property rights, and otherwise reasonably acceptable to Buyer in form and substance, within sixty (60) days after the Closing.

7.9 Additional Actions. Each of the Parties hereto agrees to use its Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the purchase and sale of the Purchased Interests contemplated by this Agreement.

7.10 Delivery of Tax Information. Within forty-five (45) days after the Closing, Seller shall provide Buyer with a statement setting forth the adjusted Tax basis and fair market value of each of the Gathering Assets as of the Closing Date. Any and all information provided pursuant to this Section 7.10 shall be provided at the Seller’s expense.

7.11 Access to Information and Confidentiality. Between the date hereof and the Closing, Seller:

(a) shall give Buyer and its authorized representatives reasonable access, during regular business hours, in a manner that minimizes disruption to the business, and upon reasonable advance notice, to such offices, plants, pipelines, personnel, and other facilities, and such books and records of Seller, applicable Seller Affiliates and the Company, as are reasonably necessary to allow Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 4; and

(b) shall cause officers and the other employees of Seller, applicable Seller Affiliates and the Company to promptly furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Business, the Gathering Assets and the Company as Buyer may from time to time reasonably request.

Seller shall have the right to have a representative present at all times during any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Seller, applicable Seller Affiliates and the Company. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

ARTICLE 8

AMENDMENT AND WAIVER

8.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.

8.2 Waiver. Any Party may (i) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by any other Party with any of such other Party’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification.

(a) Seller’s Indemnity. From and after the Closing, subject to the other terms and limitations in this Article 9 (including Section 9.1(d)), Seller shall indemnify, defend and hold harmless Buyer Indemnitees from and against any and all Buyer Losses (i) that arise out of, result from or relate to any breach of Seller’s representations or warranties made, as of the Closing Date, in this Agreement, (ii) that arise out of, result from or relate to any failure by Seller to perform or observe any term, provision, covenant or agreement to be performed or observed by Seller under this Agreement and (iii) that arise out of, result from or relate to any Excluded Liability.

(b) Buyer’s Indemnity. From and after the Closing, subject to the other terms and limitations in this Article 9, Buyer shall indemnify, defend and hold harmless Seller Indemnitees from and against any and all Seller Losses (i) that arise out of, result from or relate to any breach of Buyer’s representations or warranties made, as of the Closing Date, in this Agreement and (ii) that arise out of, result from or relate to any failure by Buyer to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer under this Agreement.

(c) Limitations on Indemnity.

(i) Except as set forth in Section 9.1(c)(ii) and 9.1(d), Buyer Indemnitees shall not be entitled to assert any right to indemnification under Section 9.1(a)(i), (X) except with respect to individual claims or a series of related or similar claims that each exceed $25,000 in amount (the “Threshold”) and (Y) until the aggregate amount of all the Buyer Losses actually suffered by Buyer Indemnitees as a result of individual claims (or a series of related or similar claims) that each exceed the Threshold exceeds, on a cumulative basis, the Deductible Amount, and then only to the extent such Buyer Losses exceed, in the aggregate, the Deductible Amount. Except as set forth in Section 9.1(c)(ii), Seller shall not be required to indemnify Buyer Indemnitees for Buyer Losses under Section 9.1(a)(i) in any amount exceeding, in the aggregate, an amount equal to the Purchase Price.

(ii) The foregoing provisions of Section 9.1(c)(i) shall not apply to any claim arising out of, resulting from or relating to a breach of Seller’s representations or warranties set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization of the Company), 4.2(c) (Ownership of Equity; Encumbrances), 4.2(d) (Rights to Acquire Equity), 4.4 (Seller’s Authority), 4.10 (Tax Matters), 4.14 (Real Property) solely with respect to the Owned Real Property listed on Schedule 4.14(a) under the heading “II. Fee Ownership (Full and Undivided Interest)” and described as Tract No. GMX-TX-102-91, Tract No. GMX-TX-102-83 and Tract No. GMX-TX-102-83A, and 4.19 (Brokerage Fees); provided, that in no event shall Seller ever be required to indemnify Buyer Indemnitees for Buyer Losses arising out of, resulting from or relating to breaches of such representations and warranties in an amount exceeding, in the aggregate, an amount equal to the Purchase Price.

(iii) The amount of any Buyer Loss for which a Buyer Indemnitee claims indemnification shall be reduced by any insurance proceeds actually received by Buyer Indemnitees with respect to a Buyer Loss.

(iv) Except as set forth in Section 9.1(c)(v), Seller Indemnitees shall not be entitled to assert any right to indemnification under Section 9.1(b)(i) until the aggregate amount of all the Seller Losses actually suffered by Seller Indemnitees as a result of individual claims (or a series of related or similar claims) that each exceed the Threshold exceeds, on a cumulative basis, the Deductible Amount, and then only to the extent such Seller Losses exceed, in the aggregate, the Deductible Amount. Except as set forth in Section 9.1(c)(v), Buyer shall not be required to indemnify Seller Indemnitees for Seller Losses under Section 9.1(b)(i) in any amount exceeding, in the aggregate, an amount equal to the Purchase Price.

(v) The foregoing provisions of Section 9.1(c)(iv) shall not apply to any claim arising out of, resulting from or relating to a breach of Buyer’s representations or warranties set forth in Sections 5.1 (Organization of Buyer), 5.2 (Buyer’s Authority) and 5.6 (Brokerage Fees); provided, that in no event shall Buyer ever be required to indemnify Seller Indemnitees for Seller Losses arising out of, resulting from or relating to breaches of such representations and warranties in an amount exceeding, in the aggregate, an amount equal to the sum of the Purchase Price.

(vi) The amount of any Seller Loss for which a Seller Indemnitee claims indemnification shall be reduced by any insurance proceeds actually received by Seller Indemnitees with respect to a Seller Loss.

(d) Tax Indemnity.

(i) Seller shall indemnify, defend and hold harmless Buyer Indemnitees and the Company from and against any and all liabilities for Taxes that arise out of, result from or relate to: (i) a taxable period (or portion thereof) of the Company that ends on or before the Closing Date, (ii) any Taxes related to the Business or the Gathering Assets related to a taxable period (or portion thereof) that ends on or before the Closing Date, and (iii) any Taxes of Seller or any Affiliate thereof that are imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise. The limitations set forth in Section 9.1(c) of this Agreement shall not apply to this Section 9.1(d).

(ii) For purposes of Section 9.1(d), with respect to any taxable period that begins before the Closing Date and ends after the Closing Date, the amount of Tax (as calculated at the end of the applicable taxable period) that is allocable to the Company, the Business or the Gathering Assets for the period ending on or before the Closing Date shall be determined, in the case of property or ad valorem taxes, on a per diem basis, and in the case of other Taxes, shall be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date (based on an interim closing of the books as of the close of such date).

(iii) Payment of any amounts due under this Section 9.1(d) shall be made no later than ten (10) days prior to the date on which such Tax liability is required to be paid.

(e) Survival. All of the representations and warranties of the Parties set forth in this Agreement, and the obligations set forth in this Article 9, shall survive the Closing. Notwithstanding the foregoing sentence, any assertion that Seller is liable for indemnification pursuant to Section 9.1(a)(i), must be made in writing and must be delivered to Seller on or prior to the date that is twenty-four (24) months after the Closing Date; provided, however, that (i) any claim arising out of, resulting from or relating to a breach of Seller’s representations and warranties set forth in Sections 4.16 (Employee Matters), or Section 4.19 (Brokerage Fees) may be delivered to Seller at any time on or before the date that is sixty (60) days after the applicable statute of limitations date; (ii) any claim arising out of, resulting from or relating to a breach of Seller’s representations and warranties set forth in Section 4.17 (Environmental) may be delivered at any time on or before the date that is five (5) years after the Closing Date; and (iii) any claim arising out of, resulting from or relating to (A) a breach of Seller’s representations and warranties set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization of the Company), 4.2(c) (Ownership of Membership Interests; Encumbrances), 4.2(d) (Options and Rights to Acquire Equity), 4.4 (Seller’s Authority), 4.10 (Tax Matters), 4.14 (Real Property), (B) Section 9.1(a)(ii) and (C) any Excluded Liability shall survive indefinitely.

(f) No Waiver as to Certain Claims. The liability of any party under this Article 9 shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts, omissions or misrepresentations or (b) willful misconduct. None of the provisions set forth in this Agreement, including the provisions set forth in Section 9.1(e), shall be deemed a waiver by any Party of any right or remedy which such party may have at law or in equity based on any other party’s fraudulent acts, omissions or misrepresentations or willful misconduct nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim, (b) the time period during which any such claim may be brought, or (c) the recourse which any such party may seek against another party with respect to any such claim.

(g) Characterization of Indemnity Payments. All payments under this Article 9 shall be treated for Tax purposes as either an adjustment to the Purchase Price or a contribution to the capital of the Company.

(h) Express Negligence. THE INDEMNITIES SET FORTH IN THIS ARTICLE 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

9.2 Defense of Claims.

(a) Notice. If an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonable prompt notice thereof. In no event shall such notice be given later than ten (10) days after the Indemnitee’s receipt of notice of any such Third Party Claim. However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was materially prejudiced. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will, if practicable, indicate the estimated amount of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnitee, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee’s own expense.

(b) Opportunity to Defend. If within ten (10) days after an Indemnitee provides notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability, adversely affect the Indemnitee or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(c) Direct Claim. Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim; provided that the omission so to notify the Indemnifying Party in a timely manner shall not relieve it from any liability which it may have to the Indemnitee to the extent it is not materially prejudiced as a result thereof. The Indemnifying Party will have a period of thirty (30) days from the date of notice within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service requiring acknowledgment of receipt, (iv) delivered by electronic mail confirmed by a non-automated response from the recipient, or (v) delivered by confirmed facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Seller:

GMX Resources Inc.

9400 N. Broadway, Suite 600

Oklahoma City, OK 73114

Attention: Harry C. Stahel, Jr.

Fax: (405) 600-0600

Email: hstahel@gmxresources.com

with a copy to:

Crowe & Dunlevy

20 North Broadway, Suite 1800

Oklahoma City, OK 73102

Attention: James W. Larimore

Fax: (405) 272-5968

Email: james.larimore@crowedunlevy.com

If to Buyer:

Kinder Morgan Endeavor LLC

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: Contract Administration Group

Fax: 713-369-8785

Email: contractadministration@kindermorgan.com

with a copy to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: John M. McCrory

Fax: 713-222-3220

Email: john.mccrory@bgllp.com

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile or electronic mail transmission, when the required confirmation is received if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

10.2 Entire Agreement. This Agreement, together with the Disclosure Schedules, the exhibits, the Related Agreements and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

10.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties; and any assignment without such consent shall be void. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

10.4 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such document. If any provision of this Agreement is for any reason, held to be invalid, illegal or unenforceable, but would be valid, legal and enforceable if minor changes were made, there shall be deemed to be made such minor changes, and only such minor changes, as are necessary to make it valid, legal and enforceable.

10.5 Governing Law; Consent To Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS OVER ANY DISPUTE BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY BEING BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.6 Further Assurances. From time to time following the Closing, at the request of a Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

10.7 Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement thereof.

10.8 Currency. All references to “dollars” or “$” in this Agreement shall mean United States Dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

“SELLER”

GMX RESOURCES INC., an Oklahoma corporation

By:	/s/ Harry C. Stahel, Jr.
Harry C. Stahel, Jr. Vice President – Finance

“BUYER”

KINDER MORGAN ENDEAVOR LLC, a Delaware limited liability company

By:	/s/ Duane Kokinda
Duane Kokinda Vice President